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                                                                   Exhibit 10.15


                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (this "Agreement") is made and entered into as of June 2, 2003, by and between KANKAKEE BANCORP, INC., a Delaware corporation (the "Company"), and RONALD J. WALTERS (the "Consultant").

                                    RECITALS

         WHEREAS, the Company and Aviston Financial Corporation have entered into that certain Agreement and Plan of Merger as of May 27, 2003 (the "Merger Agreement"); and

         WHEREAS, the Company desires the services that Mr. Walters may provide during the period prior to the Closing (as defined in the Merger Agreement); and

         WHEREAS, the Consultant has agreed to provide his services to the Company on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, effective as of June 2, 2003, the Company and the Consultant hereby agree as follows:

                                   AGREEMENTS

         1.   Engagement, Period of Engagement.

              (a) The Company offers to engage the Consultant and the Consultant hereby accepts such engagement, to provide services to the Company as a consultant for the period established under this Section 1 (the "Period of Engagement"). The Period of Engagement commences on June 2, 2003 and shall end on the earlier of the Closing or August 1, 2003, unless extended from month to month in writing by the parties.

              (b) Notwithstanding anything contained herein to the contrary, the Period of Engagement shall end upon any termination of this Agreement pursuant to Section 5.

         2.   Services. During the Period of Engagement, the Consultant shall:

              (a) Provide the Company with assistance related to the Company's financial statements, reporting, and any financial aspects of the transaction governed by the Merger Agreement and on such other matters as are requested by the Company; and

              (b) Serve as an officer and the "designated agent" of KFS Insurance Agency, Inc.

         3. Compensation. In consideration for any services to be provided under Section 2, the Company shall pay to the Consultant a consulting fee of five thousand dollars ($5,000.00) per month, payable within ten (10) business days of the end of each month in which services are rendered hereunder by the Consultant to the Company. Within five (5) business days of the end of each month, the Consultant shall provide to the Company a report detailing the services provided during the previous month by the Consultant pursuant to this Agreement, such report to

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be in form and content reasonably acceptable to the Company. The Company contemplates that it will require at least thirty (30) hours per month of Consultant's time under this Agreement.

         4. Expenses. If in connection with the performance of service hereunder at the request of the Company, the Consultant incurs out-of-pocket costs for expenses for travel, meals and lodging or other reasonable expenses of a type for which other providers of professional services to the Company would be reimbursed by the Company, the Consultant shall be entitled to reimbursement therefor by the Company in accordance with the reasonable standards and procedures established by the Company and communicated to the Consultant.

         5. Termination of Agreement. This Agreement and the Period of Engagement established hereunder shall terminate immediately upon the occurrence of any of the following events: (a) the Consultant's death; (b) the Consultant's material breach of the Consultant's obligations under Section 2 and subsequent failure to substantially cure such breach after notice of such breach; or (c) the Consultant's voluntary termination, upon thirty (30) days written notice to the Company, of this Agreement. Following the termination of this Agreement, the Company shall have no further obligations hereunder. The provisions of Sections 6 and 7 shall survive the termination of this Agreement.

         6. Nonsolicitation. In consideration of the compensation to be paid to the Consultant pursuant to Section 3, the Consultant hereby covenants and agrees that for a period of twelve (12) months following the termination of this Agreement for any reason, the Consultant will not directly or indirectly (including, without limitation, any action by any corporation, partnership or other entity for which the Consultant acts as officer, employer, or consultant or in which the Consultant directly or indirectly holds a shareholder or other ownership position greater than five percent (5%)) offer employment to, hire, engage or assist another in offering employment to, hiring or engaging (without regard to whether it would be in competition with the Company's business) a person who is or was an employee, commissioned sales person or consultant or who performed similar services of or for the Company at any time during the then preceding twelve (12) month period or undertake any business with or solicit the business of any person, firm or company who shall have been a customer of the Company during the then preceding twelve (12) month period, in any such case without the prior written consent of the Company.

         7. Confidential Information. The Consultant shall maintain Confidential Information (as defined below) in strict confidence and secrecy and shall not at any time, directly or indirectly, use, publish, make lists of, communicate, divulge or disclose to any person or business entity or use for any purpose any Confidential Information or assist any third parties in doing so, except on behalf of and for the benefit of the Company. The Consultant agrees, upon demand by the Company, to promptly return all Confidential Information (including any copies, extracts thereof or materials reflecting any such information) which is in the Consultant's possession.

         For purposes of this Agreement, "Confidential Information" shall include, but not be limited to, materials, records, data or trade secrets regarding the assets, condition, business, financial information, business affairs, business matters or other matters related to the Company and to its direct and indirect subsidiaries and affiliates which the Consultant has knowledge of as

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a result of the Consultant's services for the Company. Confidential Information shall not include information that becomes generally available to the public other than as a result of disclosure by the Consultant. Nothing in this Agreement modifies or reduces the Consultant's obligations to comply with applicable laws related to trade secrets, confidential information or unfair competition.

         8. No Employment Relationship Created. The relationship between the Company and the Consultant shall be that of client and independent contractor. The Company shall not assume, and specifically disclaims, any obligations of an employer to an employee which may exist under applicable law. The Consultant shall be treated as an independent contractor for all purposes of federal, state and local income taxes and payroll taxes and the Company shall report on the appropriate IRS Form 1099 all compensation paid to the Consultant. The Consultant shall be responsible for payment of all taxes, including federal, state and local taxes, arising out of the Consultant's activities in accordance with this Agreement, including by way of illustration, but not limitation, federal and state personal income tax and social security tax, all as may be required by applicable law or regulation. The Consultant shall have the full authority to select the means, manner and method of performing the services to be performed under this Agreement. The Consultant shall not be considered by reason of the provisions of this Agreement or otherwise as being an employee of the Company. The Consultant shall not be eligible to participate in any employee benefit plans offered by the Company or any of its subsidiaries to their respective employees.

         9. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Consultant, the Consultant's legal representatives and testate or intestate distributees, and the Company, and its successors and assigns, including, in the case of the Company, any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the respective assets and business of the Company may be sold or otherwise transferred. The Consultant may not assign any of his rights under this Agreement without the prior written consent of the Company. Except as expressly provided herein, nothing in this Agreement shall be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

         10. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

         11. Modification. This Agreement may only be amended by a written agreement executed by both parties.

         12. Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested) or mailed by certified mail (return receipt requested) with first class postage prepaid:

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              (a) if to the Company, to:

                  Kankakee Bancorp, Inc.
                  310 S. Schuyler Ave.
                  Kankakee, Illinois 60901
                  Attention: Ms. Carol Hoekstra

                  with a copy to:

                  John E. Freechack, Esq.
                  Barack, Ferrazzano
                  333 W. Wacker Drive, Suite 2700
                  Chicago, Illinois 60606

              (b) if to Consultant, to:

                  Mr. Ronald J. Walters
                  1387 Sommerset Way
                  Bourbonnais, IL 60914

or to such other person or place as either party shall furnish to the other in writing. Except as otherwise provided herein, all such notices and other communications shall be effective: (x) if delivered by hand, when delivered; (y) if mailed in the manner provided in this Section, five (5) business days after deposit with the United States Postal Service; or (z) if delivered by overnight express delivery service, on the next business day after deposit with such service.

         13. Entire Agreement. This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein constitute a complete and exclusive statement of the entire understanding and agreement of the parties hereto with respect to their subject matter and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

         14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Without limiting the generality of the foregoing, if the scope of any provision contained in this Agreement is too broad to permit enforcement to its full extent, but may be made enforceable by limitations thereon, such provision shall be enforced to the maximum extent permitted by law, and the Consultant hereby agrees that such scope may be judicially modified accordingly.

         15. Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Consultant has hereunto set his hand, all as of the day and year first above written.

KANKAKEE BANCORP, INC.


By:   /s/ Carol Hoekstra                    /s/ Ronald J. Walters
    ----------------------------------    ------------------------
       Carol Hoekstra                        Ronald J. Walters
       Executive Vice President

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